Exhibit 99.3
Summary of Key Findings

Report/ Analysis	Date	Conclusions
Investor Relations Analysis	06/21/06
▪  The top 50 shareholders own 747,372 shares (or 50.12% of shares outstanding), while the bottom 100 shareholders own 1,451 shares (or 0.10% of shares outstanding).

▪  Excluding objecting owners, 616 shareholders (or 50.45% of total) live within a 60 mile radius of Berlin, NH and hold approximately 623,169 shares (or 41.79% of all outstanding shares).

▪  The only non-insider, principal shareholder is Jeffrey Gendell with 146,801 shares (or 9.84% of shares outstanding).

▪  Of the 1,491,174 shares outstanding, 53.82% (or 802,496 shares) are held in street name through 56 different brokerages.

▪  Shareholders reside in 35 different states.

▪  Ninety-three investors hold a total of 258,582 shares (or 17.34% of shares outstanding) in trust.

Reverse Stock Split	08/02/06
▪  282 shareholders (or 23.10% of total) hold under 50 shares, or 7,961 shares (or 0.54% of total outstanding).

▪  Roughly 441 shareholders (or 36.12% of total) hold under 100 shares, or 20,023 shares (or 1.34% of total outstanding).

▪  Approximate costs for performing a reverse stock split are $75,400.

Top 50/ Bottom 100 Shareholder Analysis (NWFI)	08/04/06
▪  Of the largest 50 shareholders, 29 have deposits totaling $6.029 million (or $207,904 on average) and 1 has a loan with a balance of $114,818.

▪  Of the smallest 100 shareholders, 46 have deposits totaling $2.742 million (or $59,606 on average) and 8 have loans with balances of $431,586 (or $53,948 on average).

Typical Community Bank Shareholder Profile	09/18/06
▪  NWFI had larger percentages of institutional holders (18.9% vs. 13.8%) and insiders (17.0% vs. 11.6%) than the peer group median, comprised of banks and thrifts of similar size and loan and deposit compositions, and less retail holders (64.1% vs. 72.5%).

▪  Most of the peer group members have 75% - 80% held by local investors; this compares to Northway’s 58% position.

▪  NWFI’s average daily trading volume over the last year was one-fifth the peer group median (508 vs. 2,428 shares).

▪  In terms of average shares held per holder as a percentage of shares outstanding, NWFI is comparable to the peer group (0.09% vs. 0.11%); however, in comparing average shares held, NWFI’s average is much lower than the peer median (1,321 vs. 5,015 shares).

▪  Nearly half of NWFI’s peer group members do not have any non-insider, principal holders.